Exhibit 14.1



                            VALPEY-FISHER CORPORATION

                       CODE OF BUSINESS CONDUCT AND ETHICS


     The purposes of this Code of Business Conduct and Ethics (the "Code") are to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help to foster a culture of honesty and accountability.

     This Code applies to all Company employees, officers, consultants and members of the Board of Directors of Valpey-Fisher Corporation (including its subsidiaries, the "Company").

     We expect each of the Company's officers, other employees and directors to act in accordance with the highest standards of honest and ethical conduct at all times in all aspects of his or her activities, to comply with all applicable laws, rules and regulations, and to abide by this Code of Business Conduct and Ethics and other policies and procedures adopted by the Company to govern the conduct of its officers, other employees and directors.

The Code is subject to applicable law.

     If the Code conflicts with any law, you must comply with the law. Nothing in this Code is intended to require any action contrary to law. Nothing in the Code is intended or will be considered (i) to amend the charter or bylaws of the Company, (ii) to change the legal duties imposed under state, federal and other applicable statutes, rules and regulations, (iii) to expand liabilities beyond applicable law, (iv) to create or imply an employment contract or term of employment, or (v) to affect any rights available under state and other applicable law or the Company's charter or bylaws.

The Code may be amended, modified or waived from time to time.

     This Code may be amended, modified or waived by the Board of Directors. Waivers may also be granted by a committee of the Board of Directors. Any amendments or modifications of the Code, or waivers of any provision of the Code for officers and directors, will be promptly disclosed in accordance with applicable law

You should consult the appropriate persons if you have any questions about the Code.

     You are encouraged to talk to supervisors, managers or other appropriate personnel when contemplating the best course of action in a particular situation. Working the issues through these channels will help develop a culture of active deliberations regarding ethical matters. If a supervisor or manager


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does not provide a satisfactory response to any questions raised, you should seek guidance from the Chief Financial Officer in applying this Code to a particular fact case. In the event the issue rises to the level of a corporate governance ethical or legal concern, the Company has adopted procedures under the independent control of the Audit Committee of the Board of Directors to enable anonymous submission of violations of the Code.

You must comply with the policies and procedures of the Company, but if a policy or procedure conflicts with the Code, you should follow the Code.

     This Code provides general guidelines and is intended to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications; (iii) compliance with applicable laws, rules and regulations; (iv) prompt internal reporting of violations of the Code to appropriate persons identified in the Code; and (v) accountability for adherence to the Code. The Code is intended to complement, but not replace, the policies and procedures of the Company. If any policy or procedure of the Company conflicts with the Code, you must comply with the Code.

You will be subject to disciplinary action if you violate this Code.

     Violators of this Code will be subject to disciplinary action.

1.   Conflicts of Interest
     ---------------------

     Conflicts of interest must be avoided without prior approval. A "conflict of interest" exists when an individual's private interest interferes in any way - or even appears to interfere - with the interests of the Company.

     A conflict situation can arise when an individual takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when an individual, or a member of his or her family, receives improper personal benefits as a result of the individual's position in the Company, whether received from the Company or a third party.

     All employees, officers, directors and consultants must disclose any conflicts of interest, including any material transaction or relationship involving a potential conflict of interest. Any employee, officer, director or consultant who becomes aware of a conflict of interest or a potential conflict should bring it to the attention of a supervisor, manager or the Chief Financial Officer.

     No employee or officer may work, including as a consultant or a board member, simultaneously for the Company and any competitor, customer, supplier or business partner without the prior written approval of the Company's Chief Financial Officer. Officers and employees are encouraged to avoid any direct or indirect business connections with the Company's competitors, customers, suppliers or business partners, except on behalf of the Company.


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     Executive officers and their family members are prohibited from accepting any personal loans from the Company or allowing the Company to guarantee any of their personal obligations, except as may be permitted under federal law.

2.   Corporate Opportunities
     -----------------------

     Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Employees and officers are prohibited from (i) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (ii) using corporate property, information or position for improper personal gain; and
     (iii) competing with the Company.

3.   Confidentiality, Proprietary Information and Intellectual Property
     ------------------------------------------------------------------

     Employees, officers and directors of the Company must maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized by the Company or is legally mandated. Employees, officers and directors should, whenever feasible, consult with the Chief Financial Officer if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

     If you are employed by the Company, you completed a non-disclosure agreement setting forth, among other obligations, your treatment of confidential information and intellectual property. You are expected to adhere strictly to the provisions of this signed agreement between the Company and you. Please re-read it from time-to-time to familiarize yourself with the terms of such agreement and consult with your supervisor or manager if you have any questions.

4.   Fair Dealing
     ------------

     All employees, officers and directors are required to conduct themselves honestly and ethically when carrying out the Company's business, and to endeavor to deal fairly with the Company's customers, suppliers, competitors and employees.

     Employees, officers and directors are prohibited from taking unfair advantage of such persons through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.


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     Employees, officers and directors are prohibited from taking any action to improperly influence, coerce, manipulate or mislead the Company's internal or outside auditors or to prevent such persons from performing a diligent audit of the Company's financial statements.

5.   Protection and Proper Use of Company Assets
     -------------------------------------------

     Employees, officers and directors are expected to protect the Company's assets and ensure their efficient use, and are prohibited from engaging in theft, carelessness, or waste. All Company assets should be used for legitimate business purposes, but incidental personal use may be permitted if ancillary to a business purpose and reimbursed in accordance with Company policy. Employees, officers and directors may not make any improper use of Company property such as Company funds, software, e-mail systems, voice mail systems, computer networks, Company vehicles, rental cars rented on behalf of the Company, and facilities for personal benefit or profit.

6.   Compliance with Company Policies, Laws, Rules and Regulations
     -------------------------------------------------------------

     All employees, officers and directors are required to comply with Company policies, the laws, rules and regulations of the U.S. and other countries and the states, counties, cities and other jurisdictions, in which the Company conducts its business or the laws, rules and regulations of which are applicable to the Company, including, without limitation, all prohibitions on "insider trading" and trading while in possession of material non-public information applicable to the Company and its employees, officers, directors and consultants.

     The Company's operations are subject to laws and regulations both in the United States and in foreign countries. We desire to ensure diligent adherence to the requirements of all applicable laws, rules and regulations. Significant areas of law that could be applicable to the activities of the Company include, but are not limited to (i) import/export controls; (ii) patent and trademarks laws; (iii) anti-trust laws governing free and open competition; (iv) health, safety and environmental laws; and
     (v) federal securities laws.

     In addition to the areas addressed above, the Company requires full compliance with the Foreign Corrupt Practices Act ("FCPA"), which makes illegal any corrupt offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to any foreign official, or any foreign political party, candidate or official, for the purpose of (i) influencing any act or failure to act, in the official capacity of that foreign official or party or (ii) inducing the foreign official or party to use influence to affect a decision of a foreign government or agency in order to obtain or retain business for anyone, or direct business to anyone. All Company employees, officers and directors, whether located in the United States or abroad, are responsible for FCPA compliance and the procedures to ensure FCPA compliance.


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     This Code does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors. Please consult the Company's Chief Financial Officer and the various guidelines that the Company prepares from time to time on specific policies, laws, rules and regulations. You are encouraged to direct questions to your supervisor, manager or Chief Financial Officer if you become concerned about the violation of law by the Company, its employees, officers, directors or consultants.

7.   Full, Fair and Accurate Disclosure in Public Filings and Communications
     -----------------------------------------------------------------------

     The Company's commitment to its shareholders demands that we provide full, fair, accurate, timely and understandable disclosure in the reports, documents and communications filed with the Securities and Exchange Commission and in other public communications. Although certain personnel are more directly involved in the preparation of such reports, documents and communications than others, the Company expects all members of our community to accept this responsibility to our shareholders. Accordingly, all employees, officers, directors and consultants have an ethical responsibility to provide prompt, complete and accurate information in response to inquiries related to preparation of the Company's public disclosure documents and public communications. In addition and in order to ensure accurate financial reporting to our shareholders, those personnel who participate in the maintenance and preparation of the Company's books, records and accounts must ensure that the transactions and events recorded therein are done so in an accurate and complete manner in compliance with required accounting principles and Company policies.

8.   Corporate Governance Compliance
     -------------------------------

     You have an ethical responsibility to help enforce the Code. You should be alert to possible violations and report them to supervisors, managers or other appropriate personnel. You may consider seeking guidance from the Chief Financial Officer in applying the Code to a particular fact case. If you desire to report violations on an anonymous basis, you may contact the Chairman of the Audit Committee:

                       Mr. Richard W. Anderson
                       Chairman of the Valpey-Fisher Corporation Audit Committee c/o Massachusetts Capital Resource Company
                       420 Boylston Street
                       Boston, MA  02116

     Please be forthcoming with the details of your particular situation to enable the Audit Committee to fully investigate the situation.

     The Company will not allow retaliation for reports, made in good faith, of actual or suspected violations of this Code or other illegal or unethical conduct. Disciplinary action will be taken against anyone who retaliates directly or indirectly against any employee or officer who reports an actual or suspected violation of the Code.


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9.   Insider Trading
     ---------------

     It is illegal to buy or sell securities (either personally or on behalf of others) on the basis of material, nonpublic information. It is also illegal to communicate (i.e., to "tip") material, nonpublic information to others so that they may buy or sell securities on the basis of that information. If you know material, nonpublic information about the Company, you are prohibited from trading (directly or indirectly) or tipping others to trade in the securities of that company.

     Material, nonpublic information is factual information that a reasonable investor would want to know before making an investment decision. Examples of material, nonpublic information include:
          -    Quarterly or annual financial results
          -    Financial forecasts
          -    Significant financial developments
          -    Possible mergers, acquisitions, joint ventures or divestitures
          -    Significant product developments

     These prohibitions continue for as long as the information you know remains material and nonpublic. Anyone who gives such nonpublic information to others may be subject to disciplinary action, up to and including termination of employment, as well as potential criminal prosecution. Guidance on questions about specific transactions should be obtained from the Company's Chief Financial Officer in advance of the transaction.




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ACKNOWLEDGMENT FORM

I acknowledge that I have received and read the Code of Business Conduct and Ethics, and I understand my obligations to comply with this Code. I agree to comply fully with the standards and obligations contained in the Code of Business Conduct and Ethics, including the obligation to report any suspected violations of the Code, and the Company's related policies and procedures.


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                                             Printed Name


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                                             Signature


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                                             Date